SCHEDULE A

WELLS FARGO FUNDS MANAGEMENT

INVESTMENT MANAGEMENT AGREEMENT

WELLS FARGO FUNDS TRUST

Wells Fargo Funds Trust	Fee as % of Avg. Daily Net Asset Value
Alternative Risk Premia Fund[1]	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.60 0.575 0.55 0.525 0.49 0.48
Emerging Markets Bond Fund	0.00*
Factor Enhanced Emerging Markets Fund	0.00*
Factor Enhanced International Fund	0.00*
Factor Enhanced Large Cap Fund	0.00*
Factor Enhanced Small Cap Fund	0.00*
High Yield Corporate Bond Fund	0.00*
International Government Bond Fund	0.00*
Global Investment Grade Credit Fund[2]	First 500M Next 500M Next 2B Next 2B Next 5B Over 10B	0.40 0.375 0.35 0.325 0.29 0.28
Low Volatility U.S. Equity Fund	First 1B Next 4B Next 5B Over 10B	0.40 0.375 0.34 0.33
Small Cap Core Fund[3]	First 500M Next 500M Next 1B Next 1B Next 1B Next 1B Next 5B Over 10B	0.85 0.825 0.80 0.775 0.75 0.73 0.72 0.71
U.S. Core Bond Fund	0.00*

Schedule A Amended:  November 9, 2018

*The Fund is not subject to a dormant investment management fee under Section 10(c) of this Agreement.

1On November 9, 2018 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Alternative Risk Premia Fund, effective on or about December 3, 2018.

2On November 9, 2018 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Global Investment Grade Credit Fund, effective on or about March 1, 2019.

3On October 25, 2018 the Board of Trustees of Wells Fargo Funds Trust approved a Plan of Liquidation and Termination for the Small Cap Core Fund.  The liquidation of the Small Cap Core Fund will occur on December 14, 2018.

The foregoing fee schedule is agreed to as of November 9, 2018 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST

By:

            Andrew Owen

            President

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Paul Haast

            Senior Vice President